Exhibit 99.1

FOR IMMEDIATE RELEASE

American Business Financial Services, Inc. Reports
Progress In Strategic Initiatives and Discusses Preliminary
Quarterly and Year End Results

Philadelphia, PA…August 30, 2004… American Business Financial Services, Inc. (ABFS; NASDAQ: ABFI) today announced that it achieved its best ever monthly and quarterly loan origination results, producing $209 million of new loans in June 2004 and more than $509 million during the quarter ended June 30, 2004. ABFS said that during the year ended June 30, 2004, it also completed the sale of $808.4 million of mortgage loans with servicing released to various buyers, representing some of the most highly regarded firms in the industry. In addition, subsequent to June 30, 2004, ABFS has completed the sale of an additional $389.5 million of mortgage loans with servicing released.

ABFS also announced that the anticipated quarterly loss for June 30, 2004 will be less than the $33.2 million loss incurred for the quarter ended March 31, 2004. The loss for the quarter ended June 30, 2004 is expected to be in the range of $26 million to $30 million. “Although we fully anticipated this loss, we believe our quarterly losses are now trending downward, and we believe this trend will continue during fiscal 2005, eventually returning the Company to profitable operations,” said Albert W. Mandia, Executive Vice President and Chief Financial Officer.” The loss for the fiscal year ended June 30, 2004 is expected to be in the range of $110 million to $114 million.

Depending on the Company’s ability to securitize in the future, it anticipates incurring losses at least through the first quarter of fiscal 2005, ending September 30, 2004. ABFS also anticipates that losses incurred in fiscal 2005 will be less than those incurred in fiscal 2004, assuming that the loan production increases experienced in the fourth quarter of fiscal 2004 continue into fiscal 2005. The Company also anticipates that it will need to originate $390 million to $490 million of loans per month in order to return to profitable operations.

“The loss for fiscal 2004 primarily resulted from liquidity issues that we have experienced since the fourth quarter of fiscal 2003, including the absence of credit facilities until the second quarter of fiscal 2004. This substantially reduced our loan origination volume and our ability to generate revenues. We were also unable to complete a publicly underwritten securitization during fiscal 2004. In addition, as a result of the historically high industry-wide refinancing activity, we experienced non-cash valuation adjustments on our securitization assets, which were charged to our income statement,” according to Mandia. “Adjustments in the Company’s business strategy resulted in operating expense levels that would support greater loan origination volume, which also contributed to the loss for fiscal 2004.”

Mandia continued, “Our loan origination and loan sale results demonstrate that ABFS is making real progress toward achieving the goals of our adjusted business model, which emphasizes greater loan origination volume and subsequent mortgage loan sales for cash. Over the last six months, we have established a national footprint with the acquisition or opening of four sales offices, as well as establishing relationships with other brokers across the country, which is significantly improving our ability to generate wholesale originations nationwide.”

“Although the volume of our loan production is increasing significantly, we are proud that the quality of our loans remains at an extremely high level,” Mandia said. “The execution of our whole loan sales is exceptional, demonstrated by the high percentage of loans purchased. This has contributed to our improved cash flow position, as compared to June 30, 2003. While we still face various challenges in implementing our business strategy, we believe we have made real progress to date.”

American Business Financial Services, Inc. is a diversified financial services organization operating throughout the United States. Through its principal direct and indirect subsidiaries, the Company currently originates, sells and services home equity loans through a combination of channels, including a national processing center located at its centralized operating office in Philadelphia, Pennsylvania.

For further information, contact Albert W. Mandia, Executive Vice President and Chief Financial Officer, 215-940-4504, or Keith Bratz,
VP–Corporate Communications, 215-940-4525.

Certain statements contained in this press release, which are not historical fact, may be deemed to be forward-looking statements under federal securities laws. There are many important factors that could cause American Business Financial Services, Inc. and its subsidiaries’ actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, future residential real estate values, regulatory changes (legislative or otherwise) affecting the mortgage lending and real estate industries, regulatory investigations of lending practices, lending to credit-impaired borrowers, competition, demand for the Company’s products, relationships with brokers, ability to obtain financing, loan prepayment rates, delinquency and default rates, access to securitization markets, changes in factors influencing or interruptions in securitization and whole loan sale markets, ability to successfully implement changes in business strategy, amount of debt outstanding, restrictive covenants in debt instruments and other risks identified in American Business Financial Services, Inc.’s Securities and Exchange Commission filings.

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